Exhibit 10.1

EMPLOYEE RESTRICTED STOCK AWARD AGREEMENT

AWARD OF RESTRICTED STOCK

Geospace Technologies Corporation (the “Company”), pursuant to the Geospace Technologies Corporation 2014 Long-Term Incentive Plan (the “Plan”), hereby awards to you,                     , effective as of             , 20     (the “Grant Date”),              shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), set forth above as Restricted Stock on the following terms and conditions:

During the Restricted Period, the Shares of Restricted Stock will be evidenced by entries in the stock register of the Company reflecting that such Shares of Restricted Stock have been issued in your name. For purposes of this Agreement, the term “Restricted Period” means the period specified herein during which the Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered.

The Shares that are awarded hereby to you as Restricted Stock shall be subject to the prohibitions and restrictions set forth herein with respect to the sale or other disposition of such Shares and the obligation to forfeit and surrender such Shares to the Company (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall lapse as to the Shares that are awarded hereby in accordance with the following schedule provided that you have not incurred a Termination of Employment prior to the applicable lapse date:

(a)	on the first anniversary of the Grant Date, the Forfeiture Restrictions shall lapse as to one-quarter of the Shares subject to this Agreement; and

(b)	on each succeeding anniversary of the Grant Date, the Forfeiture Restrictions shall lapse as to an additional one-quarter of the Shares subject to this Agreement, so that on the fourth anniversary of the Grant Date the Forfeiture Restrictions shall lapse as to all of the Shares subject to this Agreement.

If a Change of Control of the Company occurs or you incur a Termination of Employment before the fourth anniversary of the Grant Date, your rights to the Shares of Restricted Stock under this Agreement will be determined as provided in the attached Terms and Conditions of Restricted Stock Award Agreements (the “Terms and Conditions”).

The Shares of Restricted Stock awarded hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (other than by will or the applicable laws of descent and distribution) to the extent then subject to the Forfeiture Restrictions. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company and its

Affiliates (the “Company Group”) shall not be bound thereby. Further, the Shares awarded hereby that are no longer subject to Forfeiture Restrictions may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (a) the Company may refuse to cause the transfer of the Shares to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares.

Upon the lapse of the Forfeiture Restrictions with respect to Shares awarded hereby the Company shall cause to be delivered to you a stock certificate representing such Shares, and such Shares shall be transferable by you (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable federal or state securities law).

The Shares that may be issued under the Plan will be registered with the Securities and Exchange Commission under a Registration Statement on Form S-8. You may obtain a copy of the Plan Prospectus by requesting it from the Company.

Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Plan or the Terms and Conditions.

In accepting the award of Shares of Restricted Stock set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan, this Agreement and the Terms and Conditions.

GEOSPACE TECHNOLOGIES CORPORATION

Chief Executive Officer

ACCEPTED this day of , 20

Employee

GEOSPACE TECHNOLOGIES CORPORATION

TERMS AND CONDITIONS

OF

EMPLOYEE RESTRICTED STOCK AWARD AGREEMENTS

These Terms and Conditions are applicable to a restricted stock award granted pursuant to the Geospace Technologies Corporation 2014 Long-Term Incentive Plan (the “Plan”) and are incorporated as part of the Restricted Stock Award Agreement setting forth the terms of such restricted stock award (the “Agreement”).

1.	TERMINATION OF EMPLOYMENT. The following provisions will apply in the event you incur a Termination of Employment before the fourth anniversary of the Grant Date (the “Fourth Anniversary Date”) under the Restricted Stock Award Agreement awarded to you (the “Agreement”):

1.1 Termination Generally. If you incur a Termination of Employment on or before the Fourth Anniversary Date for any reason other than one of the reasons described in Sections 1.2 and 1.3 below, the Forfeiture Restrictions then applicable to the Shares of Restricted Stock shall not lapse and the number of Shares of Restricted Stock then subject to the Forfeiture Restrictions shall be forfeited to the Company on the date of your Termination of Employment.

1.2 Disability. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you become permanently disabled before the Fourth Anniversary Date and before you incur a Termination of Employment, all remaining Forfeiture Restrictions shall immediately lapse on the date of your Termination of Employment due to your becoming permanently disabled. For purposes of this Section 1.2, you will be “permanently disabled” if you are unable to perform any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

1.3 Death. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you die before the Fourth Anniversary Date and before your Termination of Employment, all remaining Forfeiture Restrictions shall immediately lapse on the date of your Termination of Employment.

2.	CHANGE OF CONTROL. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if a Change of Control occurs before the Fourth Anniversary Date and before you incur a Termination of Employment, then all remaining Forfeiture Restrictions shall immediately lapse on date of the Change of Control.

3.	NONTRANSFERABILITY. The Agreement is not transferable by you otherwise than by will or by the laws of descent and distribution.

4.	CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Shares of Restricted Stock shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to the Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

5.	RIGHTS REGARDING DISTRIBUTIONS MADE BY THE COMPANY DURING THE RESTRICTED PERIOD. During the Restricted Period, (a) any securities of the Company distributed by the Company in respect of the Shares of Restricted Stock will be evidenced by entries in the appropriate securities register of the Company reflecting that such securities of the Company, if any, have been issued in your name (the “Retained Company Securities”) and (b) any securities of any company other than the Company or any other property (other than regular cash dividends) distributed by the Company in respect of the Shares of Restricted Stock will be evidenced in your name by such certificates or in such other manner as the Company determines (the “Retained Other Securities and Property”) and shall bear a restrictive legend to the effect that ownership of such Retained Other Securities and Property and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan, the Agreement and these Terms and Conditions. The Retained Company Securities and the Retained Other Securities and Property (collectively, the “Retained Distributions”) shall be subject to the same restrictions, terms and conditions as are applicable to the Shares of Restricted Stock.

6.

RIGHTS WITH RESPECT TO SHARES OF RESTRICTED STOCK AND RETAINED DISTRIBUTIONS DURING RESTRICTED PERIOD. You shall have the right to vote the Shares of Restricted Stock awarded to you and to receive and retain all regular cash dividends (which will be paid currently and in no case later than the end of the calendar year in which the dividends are paid to the holders of the Common Stock or, if later, the 15th day of the third month following the date the dividends are paid to the holders of the Common Stock), and to exercise all other rights, powers and privileges of a holder of the Common Stock, with respect to such Shares of Restricted Stock, with the exception that (a) you shall not be entitled to delivery of a stock certificate or certificates representing such Shares of Restricted Stock until the Forfeiture Restrictions applicable thereto shall have lapsed, (b) the Company shall retain custody of all Retained Distributions made or declared with respect to the Shares of Restricted Stock until such time, if ever, as the Forfeiture Restrictions applicable to the Shares of Restricted Stock with respect to which such Retained Distributions shall have been made, paid, or declared shall have lapsed, and such Retained Distributions shall not bear interest or be segregated in separate accounts and (c) you may not sell, assign, transfer, pledge, exchange, encumber, or dispose of the Shares of Restricted Stock or any Retained Distributions during the Restricted Period. During the Restricted Period, the Company may, in its sole discretion, issue certificates for some or all of the Shares of Restricted Stock, in which case all such certificates shall be delivered to the Corporate Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Shares of Restricted Stock occurs or the Forfeiture Restrictions lapse. When requested by the Company, you shall execute such stock powers or other instruments of assignment as the Company requests relating to transfer to the Company of all or any portion of such Shares of Restricted Stock and any Retained Distributions that are forfeited in accordance with the Plan, the Agreement and these Terms and Conditions.

7.	SECTION 83(B) ELECTION. You shall not exercise the election permitted under Section 83(b) of the Code with respect to the Shares of Restricted Stock without the written approval of the Chief Financial Officer of the Company.

8.	SECURITIES ACT LEGEND. You consent to the placing on any certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with the Securities Act of 1933 and all applicable rules thereunder.

9.	LIMIT OF LIABILITY. Under no circumstances will the Company or any Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

10.	FORFEITURE. The provisions of this Section 10 are intended to protect the Company’s goodwill, which you acknowledge and agree is a unique and valuable asset of the Company. Notwithstanding any other provision of these Terms and Conditions or the Agreement, if you engage in any of the behavior(s) prohibited in any of Section 11.1, Section 11.2, Section 11.3 or Section 11.4 then, to the extent determined by the Committee in its sole discretion, all or a portion of your unvested rights under the Award, still outstanding at that time, shall immediately terminate and become null and void.

11.	PROHIBITED ACTIVITIES.

11.1 Prohibited Disclosure of Confidential Information. You agree that, in the discretion of the Committee, the Award may be forfeited in whole or in part if you:

(i) make any unauthorized disclosure of any Confidential Information or specialized training of the Company or any of its Affiliates, or makes any use thereof except in the carrying out of your responsibilities for the Company or any of its Affiliates,

(ii) fail to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information,

(iii) store electronic data of the Company or any of its Affiliates, including but not limited to Confidential Information, on any electronic storage device that is not owned by the Company or any of its Affiliates without prior written consent of the Company or the Affiliate.

For purposes of these Terms and Conditions, “Confidential Information” means and includes the Company’s or any of its Affiliate’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information and strategies discussed in Plan Meetings, human resources information such as salary and budget information, performance ratings and headcount numbers, information about underperforming districts or contracts, and cost structures as well as, information regarding customers, employees, vendors, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement plans and procedures, and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to the Company’s or any of its Affiliate’s relationship with that customer); pricing strategies and price curves; plans and strategies for divestitures, mergers, expansion or acquisitions; budgets; customer lists; research and development projects and results; financial and sales data; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; service strategies, prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company or any of its Affiliates; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information.

11.2 Prohibition Against Solicitation of Customers. Ancillary to the grant of the Award, to protect the Company’s goodwill, and in consideration for the grant of the Award and the attendant transfer of Common Stock, by accepting the Award you agree that, in the discretion of the Committee, the Award may be forfeited in whole or in part pursuant to Section 10 if within eighteen (18) months following the date you incur a Termination of Employment for any reason, you call on, service, solicit, or accept competing business from customers of the Company or any of its Affiliates with whom you, within the previous eighteen (18) months, (i) had or made contact, or (ii) had access to information and files regarding.

11.3 Prohibition Against Solicitation of Employees. Ancillary to the grant of the Award, to protect the Company’s goodwill, and in consideration for the grant of the Award and any transfer of Common Stock pursuant to the Award by you, by accepting the Award you agree that, in the discretion of the Committee, the Award may be forfeited in whole or in part if you:

(i) either directly or indirectly, call on, solicit, or induce any other employee or officer of the Company or any of its Affiliates to terminate his or her employment with the Company or any of its Affiliates, or

(ii) assist any other person or entity in such a solicitation.

11.4 Other Prohibited Activities. Ancillary to the grant of the Award, to protect the Company’s goodwill, and in consideration for the grant of the Award and any transfer of Common Stock pursuant to the Award by you, by accepting the Award you agree that, in the discretion of the Committee, the Award may be forfeited in whole or in part pursuant to Section 9 if you engage in fraud, embezzlement or other felony that is detrimental to the Company or any of its Affiliates.

11.5 Determinations. All determinations under this Section 11, including whether you have engaged in any of the activities described in any of Sections 11.1, 11.2, 11.3 or 11.4 shall be made by the Committee in its sole discretion.

12.	ACKNOWLEDGMENTS AND AGREEMENTS BY YOU. In accepting the award of the Award you acknowledge and agree as follows:

(i) You have helped to develop the Company’s goodwill, including the relationships the Company has developed with its customers and employees and their identities, and are capable of diverting that goodwill;

(ii) the consideration for the non-solicitation and confidentiality agreements contained in Sections 11.1 through 11.3, the grant of the Award and the transfer of shares of Common Stock pursuant to the Award, are reasonably related to the Company’s interest in protecting its goodwill;

(iii) You have no right to be granted the Award but rather, the grant of the Award is in the sole discretion of the Committee;

(iv) the enforceability of the agreements contained in Sections 11.1 through 11.4 is a precondition for the Award set forth in the Agreement to remain in effect and if any of such agreements are found to be invalid or unenforceable by a court or tribunal of competent jurisdiction in an action or proceeding between you and the Company or any of its Affiliates, the Award shall be forfeited;

(v) the Confidential Information constitutes a valuable, special, and unique asset used by the Company and its divisions in their business to obtain a competitive advantage over their competitors who do not have access to such Confidential Information;

(vi) protection of the Confidential Information against unauthorized disclosure and use is of critical importance to the Company and its divisions in maintaining their competitive position,

(vii) the restrictions of Section 11.2 are limited by geography to the specific places, addresses, or locations where a customer is present and available for soliciting or servicing.

13.	OTHER AGREEMENTS. Nothing in these Terms and Conditions is intended to reduce the Company’s protections or your obligations under (1) any other agreement between you and the Company or any of its Affiliates, (2) the common law, or (3) any applicable state or federal statute.

14.	LIMIT OF LIABILITY. Under no circumstances will the Company or any Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

15.	DATA PRIVACY. The Company’s Human Resources Department in Houston, Texas (U.S.A.) administers and maintains the data regarding the Plan, the grantees and the restricted stock awards granted for all employees, consultants and directors in the Company and its Affiliates worldwide.

The data administered and maintained by the Company includes information that may be considered personal data, including the name of the awardee, the award granted and the number of shares of stock subject to any award (“Personal Data”). From time to time the Company may transfer certain of your Personal Data to Affiliates as necessary for the purpose of implementation, administration and management of your participation in the Plan (the “Purposes”), and the Company and its Affiliates may each further transfer your Personal Data to any third parties assisting the Company in the implementation, administration and management of the Plan (collectively, “Data Recipients”). The countries to which your Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country.

In accepting the award of the Award, you hereby expressly acknowledge that you understand that from time to time the Company and its Affiliates may transfer your Personal Data to Data Recipients for the Purposes. You further acknowledge that you understand that the countries to which your Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country.

Further, in accepting the award of the Award, you hereby expressly affirm that you do not object, and you hereby expressly consent, to the transfer of your Personal Data by the Company and its Affiliates to Data Recipients for the Purposes from time to time.

16.	GOVERNING LAW AND VENUE. The Plan, these Terms and Conditions and the Award shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan, these Terms and Conditions and the grant of the Award to the substantive law of another jurisdiction. In accepting the award of the Award you are deemed to agree to submit to the exclusive jurisdiction and venue of the federal or state courts of Harris County, Houston, Texas, to resolve any and all issues that may arise out of or relate to the Plan, these Terms and Conditions and the grant of the Award.

17.	SEVERABILITY AND BLUE PENCILING. If any single Section or clause of these Terms and Conditions should be found unenforceable, it shall be severed and the remaining Sections and clauses of these Terms and Conditions shall be enforced in accordance with the intent of these Terms and Conditions. If any particular provision of these Terms and Conditions shall be adjudicated to be invalid or unenforceable, the Company and you specifically authorize the court making such determination to edit the invalid or unenforceable provision to allow these Terms and Conditions, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

18.	RECOUPMENTS. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, if you are then a current or former executive officer of the Company you shall forfeit and must repay to the Company any compensation awarded under the Agreement to the extent specified in any of the Company’s compensation recoupment policies established or amended (now or in the future) in compliance with the rules and standards of the Securities and Exchange Commission Committee under or in connection with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

19.	MISCELLANEOUS. The Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between these Terms and Conditions and the Plan provisions, the Plan provisions will control. The terms “you” and “your” refer to the Participant named in the Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan or the Agreement.